Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Reports Record Earnings:

Fourth Quarter EPS of $5.82, up 39%;

Fiscal 2004 EPS of $17.09, up 34%

Company Issues EPS Outlook of $20.00 – $21.00 for Fiscal Year 2005

ATLANTA, November 5, 2004 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter and full year ended September 30, 2004, reporting an all-time record for quarterly earnings per share.  Highlights of the quarter and year, compared to the same periods of the prior year, are as follows:

Quarter Ended September 30, 2004

•                  Record diluted EPS: $5.82 (up 39.2% vs. $4.18 in prior year)

•                  Home closings: 5,098 (up 1.7%)

•                  Total revenues: $1.21 billion (up 16.5%)

•                  Gross margin from home construction: 20.4% (up 130 basis points)

•                  Operating income margin:  10.6% (up 170 basis points)

•                  Net income: $80.1 million (up 40.1%)

•                  New orders: 4,276 (up 10.7%)

Year Ended September 30, 2004

•                  Record diluted EPS: $17.09 (up 33.7% vs. $12.78 in prior year)

•                  Home closings: 16,451 (up 6.8%)

•                  Total revenues: $3.91 billion (up 23.0%)

•                  Gross margin from home construction: 19.7% (up 90 basis points)

•                  Operating income margin:  9.7% (up 90 basis points)

•                  Net income: $235.8 million (up 36.5%)

•                  New orders: 17,481 (up 7.1%)

Record Year-End Backlog

•                  Backlog at 9/30/04: 8,456 homes (up 13.9%), sales value $2.24 billion (up 35.9%)

Record Earnings for September Quarter

“Beazer Homes ends the year with an extremely strong finish, surpassing numerous milestones,” said President and Chief Executive Officer, Ian J. McCarthy.  “We generated annual revenues approaching $4 billion, which was accompanied by significant annual earnings growth of 36.5% in fiscal 2004.  Our September quarter revenues increased 16.5%, and new orders were up 10.7%, both indicating continued strength and favorable conditions in the housing industry and Beazer Homes’ strong market position.   Our September quarter net income and earnings per share both represent all-time quarterly records, increasing 40.1% and 39.2%, respectively, from the prior year.  These strong results illustrate our ongoing commitment to achieving profitable growth by leveraging our size, scale and geographic reach through our national brand.”

“Beazer Homes’ backlog now stands at a fourth quarter record level of 8,456 homes with a sales value of $2.24 billion, up 13.9% and 35.9%, respectively, from the backlog homes and sales value at September 30, 2003.  We believe this sizeable year-end backlog increase provides excellent visibility for continued strong financial performance in fiscal 2005,” added McCarthy.

The growth in new home orders for the quarter resulted from increases in the Company’s Mid-Atlantic, Southeast and West regions.  Order growth in the Southeast was driven by increases in Florida, Georgia and parts of the Carolinas, with West region order growth attributed to Arizona and California.  This was partially offset by lower orders in the Central region and parts of the Midwest and Carolinas.  Overall, Midwest orders were flat year-over-year.

Closings of 5,098 homes represents a quarterly record and resulted from increases in closings in the Company’s West and Mid-Atlantic regions and in parts of the Southeast, notably Georgia and parts of Florida.  These increases were partially offset by declines in the Central and Midwest regions and parts of the Carolinas.

These increases in new home orders and closings were achieved despite challenging weather conditions resulting from hurricane activity throughout parts of the Southeast region.

Strong Financial Position Continues in September Quarter

“Beazer Homes’ financial position remained strong during the fourth fiscal quarter,” said James O’Leary, Executive Vice President and Chief Financial Officer. “At September 30, 2004, net debt to total capitalization stood at 39.9%, with a cash position of $320.9 million. We achieved not only record earnings and improved margins this quarter, but also a return on average equity for the twelve months ended September 30, 2004 of 21.2%, representing a 190 basis point improvement from the same period a year ago.  These financial results reflect our commitment to improved profitability and sustained growth within our diverse geographic footprint through focused product expansion and price point diversification.”

During the fourth fiscal quarter of 2004, the Company realized increases over the prior year in its home construction gross margin, total gross margin and operating income margin as the Company continued to realize benefits from the execution of its profit improvement initiatives and a strong pricing environment in several markets.  These results include warranty costs associated with construction defect claims from water intrusion at one of its Midwest divisions and marketing expenses associated with the Company’s branding initiative totaling $18.5 million.

Settlement of Class Action Suit

As disclosed in the Company’s Report on Form 8-K filed with the SEC on October 26, 2004, the Hamilton County Superior Court approved the settlement agreement between the parties in the putative class action suit against Trinity Homes LLC and Beazer Homes Investment Corp., Trinity’s parent, on October 20, 2004.  The plaintiffs asserted that homes built by Trinity with a brick veneer lacked a one inch air gap, resulting in water intrusion.

The settlement agreement establishes an agreed protocol and process for assessment and remediation of any water intrusion issues at the homes which includes, among other things, that the homes will be repaired at Trinity’s expense. The settlement establishes a time frame within which the work must be completed and provides a Dispute Resolution Panel to resolve disputes between a homeowner and Trinity concerning both the plan to remediate the home and the performance of the work.

Under the settlement, each homeowner releases Trinity, Beazer Homes Investment Corp. and other affiliated companies from the claims asserted in the class action lawsuit, claims arising out of external water intrusion, and claims of improper brick installation, including property damage claims, loss or diminution of property value claims, and most personal injury claims, among others. As the Company receives claims pursuant to the settlement, we will accrue our estimated costs to resolve those claims.  We expect to know substantially the number of claims that will ultimately be filed pursuant to the settlement during the second quarter of fiscal 2005.

Fiscal 2005 EPS Outlook

“Our strong backlog coupled with our expectations of continued strength in the housing market provide us confidence in our future growth opportunities,” said McCarthy.  “In addition, we expect continued execution on our strategic initiatives that leverage our national brand, capitalize on our broad geographic profile through focused product expansion and price-point diversification, and also drive best practices to achieve optimal efficiencies, will place us in a strong position for continued growth.  Absent any unanticipated adverse changes, our outlook for fiscal 2005 diluted earnings per share is in the range of $20.00 - $21.00 per share.” This outlook reflects inclusion of 1,166,400 shares issuable upon conversion of the Company’s convertible senior notes in the calculation of diluted earnings per share for fiscal 2005, in accordance with the EITF 04-8 “The Effect of

Contingently Convertible Debt on Diluted Earnings per Share,” which is currently expected to be effective for reporting periods ending after December 15, 2004.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest will not achieve desired results, and other factors described in the Company’s Form S-3/A filed with the Securities and Exchange Commission on August 17, 2004 and Annual Report and Form 10-K for the year ended September 30, 2003.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`

-Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
INCOME STATEMENT
Revenues	$1,211,141	$1,039,923	$3,907,109	$3,177,408
Costs and expenses:
Home construction and land sales	953,898	829,983	3,099,732	2,534,035
Selling, general and administrative expense	129,042	117,306	429,442	356,648
Expenses related to retirement of debt	—	—	—	7,570
Operating income	128,201	92,634	377,935	279,155
Other income	3,089	1,851	8,640	6,374

Income before income taxes	131,290	94,485	386,575	285,529
Income taxes	51,203	37,321	150,764	112,784
Net income	$80,087	$57,164	$235,811	$172,745

Net income per common share:
Basic	$6.05	$4.38	$17.74	$13.41
Diluted	$5.82	$4.18	$17.09	$12.78

Weighted average shares outstanding, in thousands:
Basic	13,241	13,060	13,293	12,886
Diluted	13,749	13,679	13,801	13,514

Interest incurred	$21,163	$15,677	$76,035	$65,295
Interest amortized to cost of sales	$20,016	$17,302	$66,199	$55,451
Depreciation and amortization	$3,655	$3,623	$15,755	$13,220

SELECTED BALANCE SHEET DATA

	September 30,
	2004	2003
Cash	$320,880	$73,372
Inventory	2,344,095	1,723,483
Total assets	3,149,462	2,212,034
Total debt	1,137,404	741,365
Shareholders’ equity	1,232,121	993,695

OPERATING DATA

	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
SELECTED OPERATING DATA
Closings:
Southeast region	1,782	1,770	5,576	5,160
West region	1,700	1,379	5,880	4,688
Central region	356	405	1,020	1,239
Mid-Atlantic region	489	449	1,583	1,238
Midwest region	771	1,011	2,392	3,084
Total closings	5,098	5,014	16,451	15,409
New orders, net of cancellations:
Southeast region	1,548	1,298	5,884	5,614
West region	1,571	1,452	6,733	5,142
Central region	220	268	1,053	1,128
Mid-Atlantic region	367	273	1,513	1,655
Midwest region	570	571	2,298	2,777
Total new orders	4,276	3,862	17,481	16,316
Backlog units at end of period:
Southeast region	2,629	2,321
West region	3,140	2,287
Central region	429	396
Mid-Atlantic region	1,047	1,117
Midwest region	1,211	1,305
Total backlog units	8,456	7,426
Dollar value of backlog at end of period	$2,235,917	$1,644,814
Active subdivisions:
Southeast region	177	178
West region	90	97
Central region	43	39
Mid-Atlantic region	57	40
Midwest region	129	140
Total active subdivisions	496	494

	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
SUPPLEMENTAL FINANCIAL DATA:
Revenues
Home sales	$1,187,246	$1,007,416	$3,824,142	$3,097,021
Land and lot sales	12,566	19,266	44,702	39,069
Mortgage origination revenue	15,169	16,801	51,140	57,152
Intercompany elimination - mortgage	(3,840)	(3,560)	(12,875)	(15,834)
Total revenues	$1,211,141	$1,039,923	$3,907,109	$3,177,408
Cost of home construction and land sales
Home sales	$944,774	$815,261	$3,069,976	$2,515,015
Land and lot sales	12,964	18,282	42,631	34,854
Intercompany elimination - mortgage	(3,840)	(3,560)	(12,875)	(15,834)
Total costs of home construction and land sales	$953,898	$829,983	$3,099,732	$2,534,035
Selling, general and administrative
Homebuilding operations	$120,091	$107,785	$397,601	$325,657
Mortgage origination operations	8,951	9,521	31,841	30,991
Total selling, general and administrative	$129,042	$117,306	$429,442	$356,648